Exhibit 99.1

M-tron Industries, Inc. Reports Fourth Quarter and Full Fiscal Year 2025 Results

Fourth Quarter 2025 Highlights

•	Revenues were $14.2 million for the three months ended December 31, 2025 compared to $12.8 million for the three months ended December 31, 2024
•	Gross margin were 46.9% for the three months ended December 31, 2025 compared to 47.2% for the three months ended December 31, 2024
•	Net income per diluted share was $0.99 for the three months ended December 31, 2025 compared to $0.73 for the three months ended December 31, 2024

Fiscal Year 2025 Highlights

•	Revenues were $54.4 million for the fiscal year ended December 31, 2025 compared to $49.0 million for the fiscal year ended December 31, 2024
•	Gross margin was 44.4% for the fiscal year ended December 31, 2025 compared to 46.2% for the fiscal year ended December 31, 2024
•	Net income per diluted share was $2.62 for the fiscal year ended December 31, 2025 compared to $2.65 for the fiscal year ended December 31, 2024
•	Backlog increased 61.8% to $76.4 million as of December 31, 2025 from $47.2 million as of December 31, 2024

ORLANDO, Florida (March 24, 2026) — M-tron Industries, Inc. (NYSE American: MPTI) ("Mtron" or the "Company"), a U.S.-based designer and manufacturer of highly-engineered electronic components and solutions for the aerospace and defense, avionics, and space industries, announced strong financial results for the fourth quarter and full fiscal year ended December 31, 2025.

Cameron Pforr, Chief Executive Officer, said: "We delivered another year of strong top-line performance, with revenues increasing 11.2% over 2024, which extended our record of annual revenue growth since the Company's IPO in October 2022. The growth in revenues was fueled by a significant increase in our backlog, which grew 61.9% to $76.4 million as of December 31, 2025. This reflects the continued demand for our products and solutions and the strength of our relationship with our customers.

"While 2025 gross margin was lower than 2024, gross margin has improved for three consecutive quarters to 46.9%, which we believe more accurately reflects the underlying strength of our business.

"We also significantly strengthened our balance sheet with a successful warrant exercise, resulting in the issuance of 470,205 shares of common stock in 2025, with an additional 112,028 issued via the oversubscription privilege in January 2026. In aggregate, the warrants generated approximately $27.5 million of incremental cash, providing us with increased financial flexibility to pursue strategic acquisitions that align with our long-term growth strategy."

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except share data)	2025	2024	% Change	2025	2024	% Change
U.S. GAAP Financial Measures
Revenues	$14,233	$12,805	11.2%	$54,417	$49,012	11.0%
Gross margin	46.9%	47.2%	-0.8%	44.4%	46.2%	-3.9%
Net income	$3,425	$2,139	60.1%	$8,447	$7,636	10.6%
Net income per diluted share	$0.99	$0.73	36.0%	$2.62	$2.65	-1.1%

Non-GAAP Financial Measures (a)
Adjusted EBITDA	$4,485	$3,056	46.8%	$12,582	$11,141	12.9%
(a)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

Results from Operations

Fourth Quarter 2025

Revenue was $14.2 million in the fourth quarter of 2025 compared with $12.8 million in the fourth quarter of 2024. The increase was primarily due to higher sales related to continued strong defense program product and solution shipments, as well as an increase in shipments in the avionics sector.

Gross margin was 46.9% in the fourth quarter of 2025 compared with 47.2% in the fourth quarter of 2024. The decrease was primarily due to higher-tariffs related costs.

Net income was $3.4 million, or $0.99 per diluted share, in the fourth quarter of 2025 compared with $2.1 million, or $0.73 per diluted share, in the fourth quarter of 2024. The increase was primarily due to the increase in revenues discussed above, lower engineering, selling and administrative expenses as a percent of revenue, and a decrease in incentive compensation driven by the reversal of prior accruals partially offset by the decrease in gross margin discussed above.

Adjusted EBITDA was $4.5 million in the fourth quarter of 2025 compared with $3.1 million in the fourth quarter of 2024. The increase was primarily due to higher revenues and lower engineering, selling and administrative expenses discussed above partially offset by the decrease in gross margin discussed above.

Fiscal Year 2025

Revenue was $54.4 million in 2025 compared with $49.0 million in 2024. The increase was primarily due to higher sales related to continued strong defense program product and solution shipments as well as an increase in shipments in the avionics and industrials sectors.

Gross margin was 44.4% in 2025 compared with 46.2% in 2024. The decrease was primarily due to product mix and higher tariff-related costs.

Net income was $8.4 million, or $2.62 per diluted share, in 2025 compared with $7.6 million, or $2.65 per diluted share, in 2024. The increase was primarily due to the increase revenues discussed above partially offset by higher manufacturing cost of sales.

Adjusted EBITDA was $12.6 million in 2025 compared with $11.1 million in 2024. The increase was primarily due to higher revenues, continued operating leverage, and lower incentive compensation partially offset by lower gross margins discussed above. Adjusted EBITDA in 2024 included bonus expense of approximately 3.0% of revenues, which was not incurred in 2025.

Backlog

Backlog was $76.4 million as of December 31, 2025 compared to $47.2 million as of December 31, 2024. The increase reflects the continued strategy and focus on securing large, long duration program centric business, which can materially affect backlog to the timing and size of these orders. In addition, in 2025, the Company closed several multi-year orders, which extends our backlog out through 2028.

Investor Call

Management, including Mr. Pforr, will host a conference call with the investment community on Thursday, March 26, 2026, to discuss the Company's fourth quarter 2025 results and to respond to investor questions.

The call will begin at 10:30 a.m. Eastern Time (U.S. and Canada) on Thursday, March 26, 2026, and can be accessed using the dial-in details below:

Toll-Free Dial-in Number:	(800) 715-9871
Toll Dial-in Number:	+1 (646) 307-1963
Conference ID:	2243263

An archive will be available after the call on the Investor Relations section of Mtron’s website at ir.mtron.com, along with Mtron's earnings release.

About Mtron

M-tron Industries, Inc. (NYSE American: MPTI) was originally founded in 1965 and designs, manufactures and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, Mtron provides close support to its customers throughout our products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades. Mtron has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India. For more information, visit www.mtron.com.

Cautionary Note Concerning Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company's financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to Mtron, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by Mtron with the Securities and Exchange Commission (the "SEC"), including those risks set forth under the heading "Risk Factors" in the Company’s  most recent Annual Report on Form 10-K and subsequent filings with the as filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. Mtron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

M-tron Industries, Inc. Investor Relations
ir@mtron.com

Cameron Pforr
Chief Executive Officer

M-tron Industries, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Fiscal Year Ended December 31,
(in thousands, except share data)	2025	2024	2025	2024
Revenues	$14,233	$12,805	$54,417	$49,012
Costs and expenses:
Manufacturing cost of sales	7,562	6,755	30,269	26,372
Engineering, selling and administrative	2,787	3,473	13,857	13,246
Total costs and expenses	10,349	10,228	44,126	39,618
Operating income	3,884	2,577	10,291	9,394
Other income, net:
Interest income, net	161	104	539	243
Other income, net	37	77	124	138
Total other income, net	198	181	663	381
Income before income taxes	4,082	2,758	10,954	9,775
Income tax provision	657	619	2,507	2,139
Net income	$3,425	$2,139	$8,447	$7,636

Income per common share:
Basic	$1.16	$0.76	$2.94	$2.78
Diluted	$0.99	$0.73	$2.62	$2.65

Weighted average shares outstanding:
Basic	2,942,010	2,811,502	2,873,256	2,748,186
Diluted	3,444,788	2,925,348	3,226,259	2,883,944

M-tron Industries, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$20,891	$12,641
Accounts receivable, net of allowances of $204 and $182, respectively	6,656	6,842
Inventories, net	9,673	9,509
Prepaid expenses and other current assets	1,662	760
Warrant exercise receivable	22,335	—
Total current assets	61,217	29,752
Property, plant, and equipment, net	6,514	5,061
Right-of-use lease asset	217	9
Intangible assets, net	40	40
Deferred income tax asset	272	1,695
Other assets	123	3
Total assets	$68,383	$36,560

Liabilities:
Total current liabilities	4,891	5,216
Non-current liabilities	277	—
Total liabilities	5,168	5,216

Total stockholders' equity	63,215	31,272
Total liabilities and stockholders' equity	$68,383	$36,488

Non-GAAP Financial Measures

Throughout this press release, including the results from operations, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are "Non-GAAP financial measures" under SEC rules and regulations. The non-GAAP financial measures the Company presents are listed below and may not be comparable to similarly-named measures reported by other companies. the reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

The Company uses the following operating performance measure because the Company believes it provides both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance:

Adjusted EBITDA is derived by excluding the items set forth below from Income before income taxes. Excluded items include the following:

•	Interest income
•	Interest expense
•	Depreciation
•	Amortization
•	Non-cash stock-based compensation
•	Other discrete items that might have a significant impact on comparable GAAP measures and could distort the evaluation of our normal operating performance

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2025	2024	2025	2024
Income before income taxes	$4,082	$2,758	$10,954	$9,775
Adjustments:
Interest income, net	(161)	(104)	(539)	(243)
Depreciation	286	251	1,086	968
Amortization	—	—	—	5
Total adjustments	125	147	547	730
EBITDA	4,207	2,905	11,501	10,505
Non-cash stock compensation	278	151	1,081	636
Adjusted EBITDA	$4,485	$3,056	$12,582	$11,141